Exhibit 99.1

       RCAI ACQUIRES EXCLUSIVE RIGHTS FOR ROBOTIC SPRAY APPLICATION SYSTEM

LAKE FOREST, California, January 5, 2006, Reclamation Consulting and Applications, Inc. ("RCAI") (OTC Bulletin Board: RCAA) announced today that it has acquired the exclusive, worldwide right within the aggregate and mining industries to the Reliant III automated robotic application system.

The Reliant III is a fully automated robotic system used for the application of release agents such as RCAI's Alderox(R) release agent products. This innovative, fully automated system is able to sense any size transport vessel and evenly apply a microfilm of release agent, such as RCAI's Alderox(R) ASA-12(R) release agent.

The Reliant III helps to ensure a precise coating of the Alderox(R) ASA-12 release agent, thereby addressing possible safety hazards caused by leaking containment vessels due to over usage, a major problem with other application systems and release agents. The Reliant III also addresses other safety issues associated with the manual application of release agents.

RCAI began test marketing the Reliant III system after the completion of the prototype in early December 2005 and currently has formal proposals outstanding for 44 Reliant III systems attached to 44 supply contracts for Alderox(R) products.

About RCAI

RCAI is an industrial supply company providing products and services throughout North America and worldwide. RCAI specializes in the development, manufacturing, sales and distribution of superior, environmentally friendly lubricants, industrial release agents and form oils. For further information contact Mike Davies at RCAI directly at tel. (949) 609-0590 or visit the Company online at www.rca-inc.com.

Forward Looking Statements

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results of the specific items described in this release, and the company's operations generally, to differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements, and we disclaim any obligation to update information contained in any forward-looking statement. .